Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces Transfer of its Common Stock to the Nasdaq Capital Market

ST. PAUL, Minn., January 21, 2010 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, announced today that it has received approval from the Nasdaq Stock Market Listing Qualifications Staff to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The Company’s common stock will be transferred to the Nasdaq Capital Market at the opening of business on January 22, 2010 and will continue to trade under the ticker symbol “ETRM”.

The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market. Securities listed on the Nasdaq Capital Market must satisfy all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

The listing transfer is in response to a letter received from Nasdaq in October 2009 regarding EnteroMedics’ non-compliance with Nasdaq Marketplace Rule 5450(b)(2)(A), which requires listed companies to maintain a minimum Market Value of Listed Securities of $50,000,000 for 10 consecutive trading days for continued listing on the Nasdaq Global Market.

As previously announced, the Company also received a letter from Nasdaq in November 2009 regarding its failure to maintain the minimum bid price of $1.00 per share listing requirement. While listed on the Nasdaq Capital Market, the Company will be afforded the balance of its grace period, until May 12, 2010, to regain compliance with rule 5450(a)(1), which can be achieved if the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days. In the event the Company does not regain compliance prior to expiration of this grace period, it will receive written notification that its securities are subject to delisting. The Company may, at that time, appeal the Staff’s determination to a Hearing’s Panel. Such an appeal, if granted, would stay delisting until a Panel ruling. There can be no assurance that the Company will be able to reestablish or maintain compliance with listing criteria of the Nasdaq stock market or that an appeal, if taken, would be successful.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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